EXHIBIT 99.1



    PRICELINE.COM REPORTS 3RD QUARTER 2000 FINANCIAL RESULTS; ANNOUNCES
                   MEASURES TO STRENGTHEN CORE BUSINESS


     NORWALK, Conn., November 2, 2000 . . . Priceline.com (Nasdaq: PCLN) today reported results for the 3rd quarter ended September 30, 2000.

The Company reported a 3rd quarter pro forma net loss of $0.01 per share, compared to a pro forma net loss of $0.08 per share reported in 3rd quarter 1999. Revenues during the period reached $341 million, representing a 124% increase over revenues of $152 million reported during the comparable period in 1999.

Pro forma gross margin for 3rd quarter 2000 was a record high 15.9% compared to pro forma gross margin of 12.2% in 3rd quarter 1999 and 15.7% during the 2nd quarter 2000.

Priceline.com's customer base increased to 8 million during the 3rd quarter 2000. In addition, 51% of all purchase offers received by priceline.com in 3rd quarter 2000 came from repeat customers --- a company record. That compares to a 31% repeat offer rate in 3rd quarter 1999 and 39% in 2nd quarter 2000. Repeat offers were 1.4 million in 3rd quarter 2000, a 247% increase over the prior year and a 47% increase over 2nd quarter 2000. Our acquisition cost remained competitive, as our advertising cost per new customer acquired averaged $11.35 in the 3rd quarter 2000.

Priceline.com sold approximately 1.29 million leisure airline tickets during 3rd quarter 2000, compared to approximately 624,000 tickets sold in the same period a year ago. The Company's non-air travel services (hotel room nights and rental car days) sold a combined 1.1 million units during 3rd quarter 2000. Revenues from the Company's non-air services grew by $10 million, or an average of 20%, over 2nd quarter 2000 and by 255% over the prior year period (rental cars were first offered in February 2000). Gross margin in the non-air services increased sequentially by more than 8%.



Some of the Company's key metrics are summarized below:

                                       Quarter Ended           Quarter Ended
                                   September 30, 2000 (a)   September 30, 1999 (b)     %Change (c)
                                  -----------------------   ----------------------     -----------

Revenues                            $  341  million           $  152  million              124%

Pro Forma Gross Profit              $   54  million           $   19  million              193%

Pro Forma Operating Loss            $  (4)  million           $  (14)  million              69%

Pro Forma Net Loss                  $  (2)  million           $  (12)  million              81%

Pro Forma Net Loss Per Share        $(0.01)                   $  (0.08)                     84%

-----------

(a) Pro Forma gross profit, operating loss, net loss and net loss per share exclude $381,000 in non-cash supplier warrant charges; pro forma operating loss, net loss and net loss per share also exclude option payroll taxes ($349,000), write off of the WebHouse Club warrant ($189 million) and preferred stock dividends ($7 million).

(b) Pro Forma gross profit, operating loss, net loss and net loss per share exclude $381,000 in non-cash supplier warrant charges; pro forma operating loss, net loss and net loss per share also exclude option payroll taxes ($2 million) and supplier start-up costs ($88 million).

(c) Percentage changes are calculated based on numbers that have not been rounded and that are presented in the financial data supplement attached to this press release.

The Company had positive operating cash flow for 3rd quarter 2000. In addition, priceline.com had pro forma EBITDA (pro forma operating earnings before interest, taxes, depreciation and amortization) which was slightly positive. "We are pleased to have shown positive operating cash flow for the second quarter in a row, and at September 30, 2000, we had $131 million of cash and short-term investments," stated Daniel H. Schulman, priceline.com's President and Chief Executive Officer.

"While we are disappointed in our airline ticket sales revenue for the 3rd quarter, we believe that the business made solid progress on several fronts," said Mr. Schulman. "Our total customer base grew to 8 million. Repeat usage also grew, with slightly more than half of all purchase offers coming from repeat customers."

Schulman continued, "Priceline.com's non-airline ticket businesses are also starting to deliver results. Non-air businesses brought in 19% of our 3rd quarter revenue, compared to 12% a year ago. We are also seeing significant cross sell, with approximately half of our hotel and rental car sales made to customers who purchased airline tickets through priceline.com and a significant portion of long distance sales coming from existing priceline.com customers."

Business Initiatives

The Company is also implementing a number of measures to improve its cost structures in order to achieve long-term profitability and strengthen its business. "While priceline.com has achieved measurable success in building a major internet commerce business in a short time, we recognize the need to improve customer service and streamline our cost structure," said Mr. Schulman. "This will allow us to position ourselves for future profitable growth."

 "Our number one priority is customer satisfaction and service," stated Mr. Schulman. "A strong customer savings proposition has fueled our growth and we are working on a comprehensive program to ensure that our customers are satisfied in all respects. We are in the process of rolling out a number of educational initiatives to more clearly demonstrate the priceline value proposition to customers. To that end, our product development, customer service and marketing teams are working on enhancements to our web site, product delivery and processes to incorporate both consumer and third-party feedback. These teams are also looking at new ways to ensure that customer questions or issues are promptly and fairly addressed," he continued.

The Company announced that it had realigned its operating management, including the promotion of Jeff Boyd to COO. The Company also stated that Heidi Miller, Senior Executive Vice President and CFO, has decided to leave priceline.com. "We appreciate the contribution that Heidi has made," said Mr. Schulman, "and respect her decision to pursue opportunities and apply her talents in a more established business environment. We know she is supportive of the long-term direction the Company is taking and wish her the best in her future endeavors." Priceline.com announced the appointment of Bob Mylod as CFO to replace Ms. Miller. "Bob Mylod previously served as our Senior VP - Finance, and he knows the Company's business and the Internet, and we are confident he will make a significant contribution to priceline.com and rounds out a strong and dedicated management team," said Mr. Schulman.

The Company intends to implement a new compensation program designed to retain and motivate key employees. The program will consist primarily of equity based compensation, as well as certain cash and other compensation. The program will result in an increase in non-cash and cash compensation expense in the 4th quarter 2000 and certain ongoing non-cash expenses related to restricted stock awards. More details concerning this program will be included within the Company's 4th quarter results and future SEC filings.

Priceline.com also announced staff reductions of 87 members of its total work force of 535 employees. This reduction, the compensation program and other measures will result in restructuring and other charges that are not currently determinable and that will be recognized in the 4th quarter.

"While the effect of these charges will adversely impact 4th quarter results, we believe they are necessary and appropriate to position the Company for long-term improvement of its operating results," Mr. Schulman stated. The Company also stated that it believed that the effects of negative news and other factors which adversely affected it in September continued in October, with October ticket sale revenues expected to be approximately 20% below September's results. "While demand for tickets has stabilized over the last few weeks, given seasonal factors, we expect revenues to decrease sequentially in the fourth quarter," stated Mr. Schulman.

As part of its long-term relationship with Delta Air Lines, which remains a significant holder of priceline.com equity, priceline.com amended the terms of the warrants held by Delta Air Lines and, as a result, will take a non-cash charge of approximately $9 million in the 4th quarter. In connection with the amendment, priceline.com reduced the number of shares underlying the warrant to 4.675 million shares from 5.5 million shares, and reduced the strike price from $56.63 per share to market.

"Although weakness in airline ticket sales has hurt our recent results, our 3rd quarter customer metrics and performance on other fronts make us confident as to the outlook for our business. We believe we are taking the right steps to position priceline.com for future profitable growth in our core businesses," concluded Mr. Schulman.

ABOUT PRICELINE.COM
Priceline.com is the Name Your Own Pricesm patented Internet pricing system. Priceline.com currently provides services across four broad product categories: a travel service that offers leisure airline tickets, hotel rooms and rental cars; a personal finance service that offers home mortgages, refinancing and home equity loans through an independent licensee; an automotive service that offers new cars, and a telecommunications service that offer long distance calling services.

###
For press information, contact:
Brian Ek at priceline.com  203-299-8167  (brian.ek@priceline.com)
Mike Darcy at priceline.com  203-299-8168  (mike.darcy@priceline.com)
                                            ------------------------

Information about forward looking statements

This press release may contain forward-looking statements. Expressions of future goals and similar expressions including, without limitation, "may," "will," "should," "could," "expects," "does not currently expect," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," reflecting something other than historical fact are intended to identify forward-looking statements. The following factors, among others, could cause the Company's actual results to differ materially from those described in the forward-looking statements: inability to successfully expand the Company's business model both horizontally and geographically; adverse changes in the Company's relationships with airlines and other product and service providers; systems-related failures; the Company's ability to protect its intellectual property rights; the effects of increased competition; losses by the Company and its licensees; any adverse impact from negative publicity and negative customer reaction relating to recent announcements concerning the Company; legal and regulatory risks and the ability to attract and retain qualified personnel. For a detailed discussion of these and other factors that could cause the Company's actual results to differ materially from those described in the forward-looking statements, please refer to the Company's most recent Form 10-Q and Form 10-K filings with the Securities and Exchange Commission.